EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09215) pertaining to the Associates Savings and Profit-Sharing Plan of our report dated May 23, 2000, with respect to the financial statements and schedule of the Associates Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Dallas, Texas

June 23, 2000